Exhibit 99.1

First Western Reports Third Quarter 2021 Financial Results

Third Quarter 2021 Summary

●	Net income available to common shareholders of $6.4 million in Q3 2021, compared to $6.3 million in Q2 2021 and $9.6 million in Q3 2020
●	Diluted EPS of $0.78 in Q3 2021, compared to $0.76 in Q2 2021 and $1.20 in Q3 2020
●	Gross revenue(1) of $25.3 million in Q3 2021, compared to $23.7 million in Q2 2021 and $31.0 million in Q3 2020
●	Total assets of $2.08 billion in Q3 2021, up 3.3% from Q2 2021 and up 5.2% from Q3 2020
●	Return on average assets of 1.27% in Q3 2021, compared to 1.22% in Q2 2021
●	Return on average shareholders’ equity of 14.88% in Q3 2021, compared to 15.17% in Q2 2021
●	Return on tangible common equity(1) of 17.01% in Q3 2021, compared to 17.47% in Q2 2021

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Denver, Colo., October 21, 2021 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the third quarter ended September 30, 2021.

Net income available to common shareholders was $6.4 million, or $0.78 per diluted share, for the third quarter of 2021. This compares to $6.3 million, or $0.76 per diluted share, for the second quarter of 2021, and $9.6 million, or $1.20 per diluted share, for the third quarter of 2020.

Scott C. Wylie, CEO of First Western, commented, “Our strong business development momentum continued in the third quarter, resulting in quality balance sheet growth, more operating leverage, and a higher level of earnings compared to the prior quarter. The productivity of our existing offices and the expansion of our private and commercial banking operations through the opening of new offices and adding proven banking talent has enabled us to better capitalize on the healthy economic activity in our markets and consistently generate growth in loans, deposits, and assets under management.

“Excluding PPP loans, our total loans held for investment increased at an annualized rate of 19.3% during the third quarter with growth across most areas of the portfolio. We also continue to see strong deposit inflows, with total deposits increasing 6.1% from the end of the prior quarter, with growth primarily coming in our lower-cost categories and further improving our deposit mix.

“Our loan and deposit pipelines remain consistent, which should result in another strong quarter to finish 2021. We are making good progress on our integration planning for the acquisition of Teton Financial Services, which we expect to close late in the fourth quarter of 2021 or early in the first quarter of 2022, and our teams are collaborating well to leverage the collective strengths of each organization. Combined with our continued organic growth, we believe that the accretive benefits of the Teton acquisition position us well to deliver strong earnings growth in 2022, while further increasing our geographic and revenue diversification,” said Mr. Wylie.

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2021	2021	2020
Earnings Summary
Net interest income	$14,846	$14,223	$12,918
Less: provision for loan losses	406	12	1,496
Total non-interest income	10,495	9,498	18,032
Total non-interest expense	16,469	15,521	16,632
Income before income taxes	8,466	8,188	12,822
Income tax expense	2,049	1,911	3,192
Net income available to common shareholders	6,417	6,277	9,630
Adjusted net income available to common shareholders(1)	6,669	6,277	9,630
Basic earnings per common share	0.80	0.79	1.22
Adjusted basic earnings per common share(1)	0.84	0.79	1.22
Diluted earnings per common share	0.78	0.76	1.20
Adjusted diluted earnings per common share(1)	0.81	0.76	1.20

Return on average assets (annualized)	1.27%	1.22%	2.06%
Adjusted return on average assets (annualized)(1)	1.32	1.22	2.06
Return on average shareholders' equity (annualized)	14.88	15.17	26.43
Adjusted return on average shareholders' equity (annualized)(1)	15.46	15.17	26.43
Return on tangible common equity (annualized)(1)	17.01	17.47	31.49
Adjusted return on tangible common equity (annualized)(1)	17.68	17.47	31.49
Net interest margin	3.14	3.01	3.07
Efficiency ratio(1)	64.97	65.41	53.40

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Third Quarter 2021

Revenue

Gross revenue (1) was $25.3 million for the third quarter of 2021, an increase from $23.7 million for the second quarter of 2021, due to higher net interest income and increases in all non-interest income generating areas. Relative to the third quarter of 2020, gross revenue decreased $5.7 million from $31.0 million, or 18.1%. The decrease in revenue from the prior year period was primarily due to a decrease in net gain on mortgage loans correlating with the decline in mortgage loans originated, offset by an increase in net interest income derived primarily from organic balance sheet growth and an increase in loan fees driven by an increase in Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loan forgiveness.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Net Interest Income

Net interest income for the third quarter of 2021 was $14.8 million, an increase of 4.4% from $14.2 million in the second quarter of 2021. The increase in net interest income was driven by a $0.6 million increase in interest income from loans, including fees, primarily due to organic balance sheet growth and an increase in net interest margin.

Relative to the third quarter of 2020, net interest income increased 14.9% from $12.9 million. The year-over-year increase in net interest income was due primarily to the increase in average interest-earning assets primarily driven by a $129.9 million increase in loans and a $87.9 million increase in interest-bearing deposits in other financial institutions. The increase in net interest income was also impacted by the cost of interest-bearing deposits decreasing 12 basis points (“bps”) from the third quarter of 2020.

Net Interest Margin

Net interest margin for the third quarter of 2021 increased to 3.14% from 3.01% in the second quarter of 2021, primarily due to an improved mix of earning assets and an interest recovery of a non-performing loan in our Commercial and Industrial portfolio. On a net basis, the PPP program positively impacted net interest margin by 9 bps in the third quarter of 2021. This was driven by accelerating revenue recognition of net loan fees associated with forgiven PPP loans of $0.9 million and interest income from PPP loans of $0.2 million.

The cost of interest-bearing deposits decreased slightly to 0.29% in the third quarter of 2021, from 0.30% in the second quarter of 2021, while the yield on interest-earning assets increased to 3.42% in the third quarter of 2021, from 3.29% in the second quarter of 2021. The increase during the period was primarily due to an improved mix of earning assets.

Relative to the third quarter of 2020, the net interest margin increased from 3.07%, primarily due to an increase in the yield on loans and the cost of interest-bearing deposits decreasing 12 bps.

Non-interest Income

Non-interest income for the third quarter of 2021 was $10.5 million, an increase of 10.5% from $9.5 million in the second quarter of 2021. This was primarily due to a $0.6 million increase in gain on mortgage loans held for sale, a $0.2 million increase in trust and invesment management fees, and a $0.2 million increase in risk management and insurance fees. Mortgage lock volume increased $55.8 million in the third quarter of 2021 compared to the second quarter of 2021, which impacted the increase of net gain on mortgage loans held for sale.

Relative to the third quarter of 2020, non-interest income decreased 41.8% from $18.0 million. The decrease was primarily due to lower mortgage segment activity, partially offset by higher trust and investment management fees.

Non-interest Expense

Non-interest expense for the third quarter of 2021 was $16.5 million, an increase of 6.1% from the second quarter of 2021 at $15.5 million. This was primarily due to a $0.6 million increase in salaries and employee benefits as a result of increased bonus expense and insurance benefits. Professional services increased $0.3 million due to expenses related to mergers and acquisition activity.

The impact of the mergers and acqusition activity is as follows:

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share data)	2021	2021	2020
Adjusted Net Income Available to Common Shareholders(1)
Net income available to common shareholders	$6,417	$6,277	$9,630
Plus: acquisition related expenses	332	70	—
Less: income tax impact	80	16	—
Adjusted net income available to shareholders(1)	$6,669	$6,331	$9,630

Adjusted Diluted Earnings Per Share(1)
Diluted earnings per share	$0.78	$0.76	$1.20
Plus: acquisition related expenses net of income tax impact	0.03	0.01	—
Adjusted diluted earnings per share(1)	$0.81	$0.77	$1.20

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Relative to the third quarter of 2020, non-interest expense decreased by 1.0% from $16.6 million.

The Company’s efficiency ratio(1) was 65.0% in the third quarter of 2021, compared with 65.4% in the second quarter of 2021 and 53.4% in the third quarter of 2020.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Income Taxes

The Company recorded income tax expense of $2.0 million for the third quarter of 2021, representing an effective tax rate of 24.2%, compared to 23.3% for the second quarter of 2021. The increase in effective tax rate in the third quarter of 2021 was primarily attributable to a tax benefit related to stock-based compensation recognized in the second quarter of 2021.

Loans

Total loans held for investment, were $1.60 billion as of September 30, 2021, an increase of 1.9% from $1.57 billion as of June 30, 2021, and an increase of 6.4% from $1.51 billion as of September 30, 2020. The increase in total loans held for investment from June 30, 2021 was primarily attributable to a $33.9 million increase in the non-owner occupied CRE portfolio. In addition, our Cash, Securities, and Other portfolio increased $2.9 million or $44.1 million, excluding PPP forgiveness and borrower payments/adjustments of $41.2 million. Excluding PPP loans, total loans held for investment were $1.54 billion as of September 30, 2021, an increase of $70.9 million, or 4.8%, from the end of the prior quarter and an increase of $227.3 million, or 17.3%, from September 30, 2020.

PPP loans were $61.9 million as of September 30, 2021, a decrease of 40.0% from $103.1 million as of June 30, 2021. As of September 30, 2021, the Company has submitted loan forgiveness applications to the SBA on behalf of clients for $241.5 million and received forgiveness and funds remitted in the amount of $214.8 million from the SBA. As of September 30, 2021, there was $1.2 million remaining in net fees to be recognized upon forgiveness or repayment of PPP loans.

Deposits

Total deposits were $1.78 billion as of September 30, 2021, compared to $1.68 billion as of June 30, 2021, and $1.56 billion as of September 30, 2020. The increase in total deposits from June 30, 2021 was primarily in non-interest bearing deposits. In addition to average balance increases, total deposits as of September 30, 2021 were impacted by a significant relationship contributing an additional $60.0 million into their money market account in the third quarter of 2021, following a liquidity event in their business.

Average total deposits for the third quarter of 2021 increased $17.7 million, or 4.1% annualized, from the second quarter of 2021 and increased $260.2 million, or 17.8%, from the third quarter of 2020. The year-over-year increase was primarily attributable to an increase in non-interest bearing and money market deposits resulting from inflows from large commercial depositors and higher deposit balances across the Company’s clientele due to the improving economic and business environment.

Borrowings

Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $58.6 million as of September 30, 2021, a decrease of $62.2 million from $120.8 million as of June 30, 2021, and a decrease of $163.5 million from $222.1 million as of September 30, 2020. The decrease from September 30, 2020 and from June 30, 2021 is attributable to the participation in the Paycheck Protection Program Loan Facility (“PPPLF”) from the Federal Reserve. Borrowing from this facility is expected to trend in the same direction as the balances of the PPP loans and the resulting net decrease in PPP loans drove the decrease to the PPPLF balance. As of September 30, 2021, the PPPLF had advances of $43.6 million compared to PPP loan balance of $61.9 million.

Assets Under Management

Total assets under management (“AUM”) increased by $143.8 million during the third quarter to $6.91 billion as of September 30, 2021, compared to $6.76 billion as of June 30, 2021, and $6.13 billion as of September 30, 2020. The increase was primarily attributable to improving market conditions resulting in an increase in the value of assets under management balances, as well as contributions to existing accounts and new accounts.

Credit Quality

Non-performing assets totaled $4.4 million, or 0.21% of total assets, as of September 30, 2021, compared with $3.1 million, or 0.16% of total assets, as of June 30, 2021 and $10.4 million, or 0.53% of total assets, as of September 30, 2020. The increase in non-performing assets from the prior quarter was primarily due to one relationship being downgraded into non-accrual status, offset by continued pay downs on outstanding balances.

The Company recorded a provision of $0.4 million in the third quarter of 2021, compared to a provision of $1.5 million in the third quarter of 2020. The Company recorded an immaterial provision for loan losses in the second quarter of 2021. The provision recorded in the third quarter represented general provisioning consistent with growth of the loan portfolio and the resulting allowance for loan loss is representative of continued strong credit quality in the portfolio.

Capital

As of September 30, 2021, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of September 30, 2021, the Bank was classified as “well capitalized,” as summarized in the following table:

September 30,
2021
Consolidated Capital
Tier 1 capital to risk-weighted assets	10.66%
Common Equity Tier 1 ("CET1") to risk-weighted assets	10.66
Total capital to risk-weighted assets	14.37
Tier 1 capital to average assets	7.86

Bank Capital
Tier 1 capital to risk-weighted assets	11.02%
CET1 to risk-weighted assets	11.02
Total capital to risk-weighted assets	11.96
Tier 1 capital to average assets	8.11

Book value per common share increased 4.1% from $21.01 as of June 30, 2021 to $21.88 as of September 30, 2021, and was up 16.3% from $18.81 as of September 30, 2020.

Tangible book value per common share (1) increased 4.8% from $17.98 as of June 30, 2021 to $18.85 as of September 30, 2021, and was up 22.6% from $15.38 as of September 30, 2020.

The Company did not repurchase any shares of its common stock during the third quarter of 2021 under its stock repurchase program, which authorized the repurchase of up to 400,000 shares of its common stock. As of September 30, 2021, the Company had up to 399,574 shares remaining under the current stock repurchase authorization.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, October 22, 2021. The call can be accessed via telephone at 877-405-1628. A recorded replay will be accessible through October 29, 2021 by dialing 855-859-2056; passcode 8581279.

A slide presentation relating to the third quarter 2021 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance to Bank Originated Loans Excluding PPP,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for loan losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2021 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, First Western filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-260078) to register the shares of First Western common stock to be issued to the shareholders of Teton Financial Services. The registration statement includes a proxy statement/prospectus which will be sent to the shareholders of Teton Financial Services seeking their approval of the acquisition and related matters. In addition, First Western may file other relevant documents concerning the proposed acquisition with the SEC.

SHAREHOLDERS OF TETON FINANCIAL SERVICES. ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST WESTERN, TETON FINANCIAL SERVICES. AND THE PROPOSED TRANSACTION.

Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to First Western Financial, Inc., 1900 16th Street, Suite 1200, Denver CO, 80202, Attention: Investor Relations (telephone: (877) 505-1281), or by accessing First Western’s website at www.myfw.com under “Investor Relations.” The information on First Western’s website is not, and shall not be deemed to be, a part of this release or incorporated into other filings it makes with the SEC.

Participants in the Solicitation

First Western, Teton Financial Services, Inc. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Teton Financial Services in connection with the acquisition. Information about the directors and executive officers of First Western is set forth in the proxy statement for First Western’s 2021 annual meeting of shareholders filed with the SEC on April 29, 2021. Additional information regarding the interests of these participants and other persons who may be deemed participants in the acquisition may be obtained by reading the proxy statement/prospectus regarding the acquisition when it becomes available.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share amounts)	2021	2021	2020
Interest and dividend income:
Loans, including fees	$15,861	$15,287	$14,138
Investment securities	180	169	173
Interest-bearing deposits in other financial institutions	105	92	99
Total interest and dividend income	16,146	15,548	14,410

Interest expense:
Deposits	829	866	1,067
Other borrowed funds	471	459	425
Total interest expense	1,300	1,325	1,492
Net interest income	14,846	14,223	12,918
Less: provision for loan losses	406	12	1,496
Net interest income, after provision for loan losses	14,440	14,211	11,422

Non-interest income:
Trust and investment management fees	5,167	5,009	4,814
Net gain on mortgage loans	4,480	3,914	12,304
Bank fees	458	394	340
Risk management and insurance fees	300	92	483
Income on company-owned life insurance	90	89	91
Other	—	—	—
Total non-interest income	10,495	9,498	18,032
Total income before non-interest expense	24,935	23,709	29,454

Non-interest expense:
Salaries and employee benefits	10,229	9,643	10,212
Occupancy and equipment	1,550	1,443	1,619
Professional services	1,660	1,370	1,288
Technology and information systems	945	904	1,032
Data processing	912	1,093	1,038
Marketing	397	398	395
Amortization of other intangible assets	5	4	4
Provision on other real estate owned	—	—	100
Other	771	666	944
Total non-interest expense	16,469	15,521	16,632
Income before income taxes	8,466	8,188	12,822
Income tax expense	2,049	1,911	3,192
Net income available to common shareholders	$6,417	$6,277	$9,630
Earnings per common share:
Basic	$0.80	$0.79	$1.22
Diluted	$0.78	$0.76	$1.20

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2021	2021	2020
Assets
Cash and cash equivalents:
Cash and due from banks	$2,829	$2,921	$2,867
Interest-bearing deposits in other financial institutions	307,406	286,168	247,491
Total cash and cash equivalents	310,235	289,089	250,358

Available-for-sale securities, at fair value	32,233	25,532	40,654
Correspondent bank stock, at cost	1,772	2,053	1,295
Mortgage loans held for sale	51,309	48,563	89,872
Loans, net of allowance of $12,964, $12,552 and $11,845	1,590,086	1,558,508	1,494,231
Premises and equipment, net	6,344	5,885	5,116
Accrued interest receivable	6,306	5,986	6,730
Accounts receivable	5,500	4,923	4,821
Other receivables	1,553	1,056	1,497
Other real estate owned, net	—	—	558
Goodwill and other intangible assets, net	24,246	24,250	24,263
Deferred tax assets, net	5,926	5,742	6,405
Company-owned life insurance	15,715	15,626	15,359
Other assets	25,047	22,091	28,738
Assets held for sale	—	—	3,000
Total assets	$2,076,272	$2,009,304	$1,972,897

Liabilities
Deposits:
Noninterest-bearing	$596,635	$555,106	$472,963
Interest-bearing	1,185,664	1,123,947	1,090,709
Total deposits	1,782,299	1,679,053	1,563,672
Borrowings:
FHLB and Federal Reserve borrowings	58,564	120,762	222,075
Subordinated notes	39,010	24,261	14,447
Accrued interest payable	357	312	347
Other liabilities	20,913	16,930	22,639
Liabilities held for sale	—	—	141
Total liabilities	1,901,143	1,841,318	1,823,321

Shareholders’ Equity
Total shareholders’ equity	175,129	167,986	149,576
Total liabilities and shareholders’ equity	$2,076,272	$2,009,304	$1,972,897

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2021	2021	2020
Loan Portfolio
Cash, Securities and Other(1)	$293,837	$290,907	$371,481
Construction and Development	132,141	127,141	105,717
1-4 Family Residential	502,439	496,101	446,959
Non-Owner Occupied CRE	358,369	324,493	243,564
Owner Occupied CRE	167,638	178,847	154,138
Commercial and Industrial	148,959	155,526	185,625
Total loans held for investment	1,603,383	1,573,015	1,507,484
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net	(333)	(1,955)	(1,408)
Gross loans	$1,603,050	$1,571,060	$1,506,076
Mortgage loans held for sale	$51,309	$48,563	$89,872

Deposit Portfolio
Money market deposit accounts	$905,196	$840,073	$805,634
Time deposits	137,015	137,499	177,391
Negotiable order of withdrawal accounts	137,833	141,076	101,708
Savings accounts	5,620	5,299	5,976
Total interest-bearing deposits	1,185,664	1,123,947	1,090,709
Noninterest-bearing accounts	596,635	555,106	472,963
Total deposits	$1,782,299	$1,679,053	$1,563,672

(1) Includes PPP loans.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2021	2021	2020
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$266,614	$292,615	$178,756
Available-for-sale securities	29,130	26,474	40,528
Loans	1,592,800	1,573,553	1,462,872
Interest-earning assets	1,888,544	1,892,642	1,682,156
Mortgage loans held for sale	54,717	86,760	94,714
Total interest-earning assets, plus mortgage loans held for sale	1,943,261	1,979,402	1,776,870
Allowance for loan losses	(12,740)	(12,540)	(10,965)
Noninterest-earning assets	92,901	93,629	101,874
Total assets	$2,023,422	$2,060,491	$1,867,779

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,160,433	$1,165,734	$1,045,321
FHLB and Federal Reserve borrowings	81,307	148,869	222,225
Subordinated notes	29,236	24,252	14,445
Total interest-bearing liabilities	1,270,976	1,338,855	1,281,991
Noninterest-bearing liabilities:
Noninterest-bearing deposits	562,569	539,613	417,502
Other liabilities	17,359	16,558	22,564
Total noninterest-bearing liabilities	579,928	556,171	440,066
Total shareholders’ equity	172,518	165,465	145,722
Total liabilities and shareholders’ equity	$2,023,422	$2,060,491	$1,867,779

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	0.16%	0.13%	0.22%
Available-for-sale securities	2.47	2.55	1.71
Loans	3.98	3.89	3.87
Interest-earning assets	3.42	3.29	3.43
Mortgage loans held for sale	2.97	2.88	2.72
Total interest-earning assets, plus mortgage loans held for sale	3.41	3.27	3.39
Interest-bearing deposits	0.29	0.30	0.41
FHLB and Federal Reserve borrowings	0.40	0.31	0.37
Subordinated notes	5.32	5.64	6.12
Total interest-bearing liabilities	0.41	0.40	0.47
Net interest margin	3.14	3.01	3.07
Net interest rate spread	3.01	2.89	2.96

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2021	2021	2020
Asset Quality
Non-performing loans	$4,358	$3,120	$9,881
Non-performing assets	4,358	3,120	10,439
Net charge-offs/(recoveries)	(6)	(1)	5
Non-performing loans to total loans	0.27%	0.20%	0.66%
Non-performing assets to total assets	0.21	0.16	0.53
Allowance for loan losses to non-performing loans	297.48	402.31	119.88
Allowance for loan losses to total loans	0.81	0.80	0.79
Allowance for loan losses to bank originated loans excluding PPP(1)	0.91	0.93	1.00
Net charge-offs/(recoveries) to average loans(2)	0.00	0.00	0.00

Assets Under Management	$6,905,935	$6,762,179	$6,131,179

Market Data
Book value per share at period end	$21.88	$21.01	$18.81
Tangible book value per common share(1)	18.85	17.98	15.38
Weighted average outstanding shares, basic	7,979,869	7,961,785	7,911,871
Weighted average outstanding shares, diluted	8,246,353	8,213,900	8,019,007
Shares outstanding at period end	8,002,874	7,994,832	7,951,749

Consolidated Capital
Tier 1 capital to risk-weighted assets	10.66%	10.68%	9.88%
CET1 to risk-weighted assets	10.66	10.68	9.88
Total capital to risk-weighted assets	14.37	13.45	12.03
Tier 1 capital to average assets	7.86	7.75	7.52

Bank Capital
Tier 1 capital to risk-weighted assets	11.02%	11.03%	10.28%
CET1 to risk-weighted assets	11.02	11.03	10.28
Total capital to risk-weighted assets	11.96	11.99	11.26
Tier 1 capital to average assets	8.11	7.98	7.81

(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Value results in an immaterial amount.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2021	2021	2020
Tangible Common Equity
Total shareholders' equity	$175,129	$167,986	$149,576
Less: goodwill and other intangibles, net	24,246	24,250	24,263
Less: intangibles held for sale(1)	—	—	3,000
Tangible common equity	$150,883	$143,736	$122,313

Common shares outstanding, end of period	8,002,874	7,994,832	7,951,749
Tangible common book value per share	$18.85	$17.98	$15.38

Net income available to common shareholders	$6,417	$6,277	$9,630
Return on tangible common equity (annualized)	17.01%	17.47%	31.49%

Efficiency
Non-interest expense	$16,469	$15,521	$16,632
Less: amortization	5	4	4
Less: provision on other real estate owned	—	—	100
Adjusted non-interest expense	$16,464	$15,517	$16,528

Net interest income	$14,846	$14,223	$12,918
Non-interest income	10,495	9,498	18,032
Total income	$25,341	$23,721	$30,950
Efficiency ratio	64.97%	65.41%	53.40%

Gross Revenue
Total income before non-interest expense	$24,935	$23,709	$29,454
Plus: provision for loan losses	406	12	1,496
Gross revenue	$25,341	$23,721	$30,950

Allowance to Bank Originated Loans Excluding PPP
Total loans held for investment	$1,603,383	$1,573,015	$1,507,484
Less: loans acquired	117,465	116,052	124,689
Less: bank originated PPP loans	61,838	102,359	193,213
Bank originated loans excluding PPP	$1,424,080	$1,354,604	$1,189,582

Allowance for loan losses	$12,964	$12,552	$11,845
Allowance for loan losses to bank originated loans excluding PPP	0.91%	0.93%	1.00%

(1)	Represents only the intangible portion of Assets held for sale.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share data)	2021	2021	2020
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$6,417	$6,277	$9,630
Plus: acquisition related expenses	332	70	—
Less: income tax impact	80	16	—
Adjusted net income available to shareholders	$6,669	$6,331	$9,630

Adjusted Basic Earnings Per Share
Basic earnings per share	$0.80	$0.79	$1.22
Plus: acquisition related expenses net of income tax impact	0.04	0.01	—
Adjusted basic earnings per share	$0.84	$0.80	$1.22

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.78	$0.76	$1.20
Plus: acquisition related expenses net of income tax impact	0.03	0.01	—
Adjusted diluted earnings per share	$0.81	$0.77	$1.20

Adjusted Return on Average Assets (annualized)
Return on average assets	1.27%	1.22%	2.06%
Plus: acquisition related expenses net of income tax impact	0.05	0.01	—
Adjusted return on average assets	1.32%	1.23%	2.06%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	14.88%	15.17%	26.43%
Plus: acquisition related expenses net of income tax impact	0.58	0.13	—
Adjusted return on average shareholders' equity	15.46%	15.30%	26.43%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	17.01%	17.47%	31.49%
Plus: acquisition related expenses net of income tax impact	0.67	0.15	—
Adjusted return on tangible common equity	17.68%	17.62%	31.49%